PRESS RELEASE

	Contact:	Fred G. Kowal President and Chief Operating Officer (973) 748-3600
American Bancorp of New Jersey, Inc. American Bank of New Jersey 365 Broad Street Bloomfield, NJ 07003-2798 NASDAQ Global Market "ABNJ"		For Immediate Release October 19, 2006

AMERICAN BANCORP OF NEW JERSEY, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Bloomfield, New Jersey - October 19, 2006 - American Bancorp of New Jersey, Inc. (NASDAQ: ABNJ) (the Company), holding company of American Bank of New Jersey (the Bank), announced its intention today to repurchase up to 10% of its outstanding shares in the open market or in privately negotiated transactions. These shares will be purchased from time to time over a twelve-month period depending upon market conditions.

Fred Kowal, President and Chief Operating Officer of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company's subsidiary, American Bank of New Jersey. Mr. Kowal stated: "We believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our stockholders."

As of June 30, 2006, the Company had consolidated total assets of $509.0 million and stockholders' equity of $128.2 million. The Bank is a federally chartered stock savings bank which conducts business from its main office in Bloomfield, New Jersey and one branch office in Cedar Grove, New Jersey.

The foregoing information contains forward-looking statements concerning our plans, objectives, expectations, estimates and intentions. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. We do not undertake, and specifically disclaim, any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of us.